                                                                    EXHIBIT 10.1




                              OPERATING AGREEMENT

                                       OF

                              TWB COMPANY, L.L.C.

                      A Michigan Limited Liability Company

                           Dated as of April 15, 1997


THE INTERESTS CREATED BY THIS OPERATING AGREEMENT HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR WITH THE SECURITIES AUTHORITIES OF ANY STATE UNDER ANY STATE SECURITIES LAWS. AS A CONSEQUENCE, THE INTERESTS MAY NOT BE SOLD, ASSIGNED, CONVEYED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED BY A HOLDER THEREOF EXCEPT: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE INTERESTS UNDER THE SECURITIES ACT AND/OR UNDER APPLICABLE STATE SECURITIES LAWS, OR (2) PURSUANT TO AN OPINION OF COUNSEL WHICH HAS BEEN OBTAINED BY SUCH HOLDER AND WHICH IS SATISFACTORY TO THE MANAGER, OR PURSUANT TO SUCH OTHER EVIDENCE WHICH HAS BEEN OBTAINED BY THE HOLDER AND WHICH IS SATISFACTORY TO THE MANAGER, THAT SUCH REGISTRATION UNDER THE SECURITIES ACT AND/OR UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED FOR SUCH HOLDER TO LAWFULLY EFFECT SUCH SUBSEQUENT SALE, ASSIGNMENT, CONVEYANCE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              OPERATING AGREEMENT
                                       OF
                              TWB COMPANY, L.L.C.

                               TABLE OF CONTENTS

                                                                                                PAGE
                                                                                                ----
                                  ARTICLE I

                                 DEFINITIONS
                                 -----------

1.1 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

                                  ARTICLE II

                 FORMATION AND NAME, OFFICE, STATUTORY AGENT,
                 PURPOSE, PARTNERSHIP STATUS, POWERS AND TERM
                 --------------------------------------------

2.1 Formation and Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
2.2 Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
2.3 Registered Office and Resident Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
2.4 Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
2.5 Partnership Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
2.6 Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
2.7 Term    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

                                 ARTICLE III
                             MEMBERS AND CAPITAL
                             -------------------

3.1 Initial Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
3.2 Additional Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
3.3 Loans by Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
3.4 No Priority Among Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
3.5 No Interest on Capital Contributions; No Withdrawal of Capital  . . . . . . . . . . . . . .    11
3.6 Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
3.7 Actions of Members; Meetings of Members . . . . . . . . . . . . . . . . . . . . . . . . . .    12
3.8 No Requirement to Restore Deficit in Capital Account  . . . . . . . . . . . . . . . . . . .    12
3.9 Limited Liability of Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
3.10 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
3.11 Competition Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
3.12 Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
3.13 Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
3.14 Geographic Expansion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18


                                  ARTICLE IV

                        ALLOCATIONS AND DISTRIBUTIONS
                        -----------------------------

4.1 Allocation of Profits and Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
4.2 Special Allocations and Other Provisions Relating to Allocations  . . . . . . . . . . . . .    18
4.3 Cash Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
4.4 Distributions of Liquidation Proceeds Upon Liquidation  . . . . . . . . . . . . . . . . . .    20
4.5 Distributions in Kind on Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
4.6 Certain Provisions of the Act Superseded  . . . . . . . . . . . . . . . . . . . . . . . . .    21

                                  ARTICLE V

POWER, AUTHORITY, RIGHTS, DUTIES AND OBLIGATIONS
 OF THE MANAGERS AND THE EXECUTIVE MANAGER

5.1  Management and Control of Company's Business and Affairs by Managers . . . . . . . . . . .    21
5.2  Power and Authority of Managers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
5.3  Executive Manager  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
5.4  Management Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
5.5  Budgets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
5.6  Administrative Services Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
5.7  Meetings of Managers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
5.8  Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
5.9  Reimbursements and Executive Manager Fee . . . . . . . . . . . . . . . . . . . . . . . . .    26
5.10 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
5.11  Tax Matters Member  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
5.12  Certain Provisions of the Act Superseded  . . . . . . . . . . . . . . . . . . . . . . . .    28

                                  ARTICLE VI

          TRANSFERS OF INTERESTS BY MEMBERS; SUBSTITUTION OF MEMBERS
          ----------------------------------------------------------

6.1 Transfer of Interests by Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
6.2 Additional Restrictions on Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
6.3 Requirements for Substitution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
6.4 Obligations and Rights of Transferees . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
6.5 Distributions and Allocations in Respect of Transferred Interests . . . . . . . . . . . . .    33
6.6 Continuation After Retirement of  Member  . . . . . . . . . . . . . . . . . . . . . . . . .    34
6.7 Restrictions Reasonable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
6.8 Certain Provisions of the Act Superseded  . . . . . . . . . . . . . . . . . . . . . . . . .    34
6.9 Special Withdrawal Rights of Minority Members . . . . . . . . . . . . . . . . . . . . . . .    34
6.10  Transfers to Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34


                                 ARTICLE VII

                           PROCEDURE ON DISSOLUTION
                           ------------------------

7.1 Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
7.2 Operations During Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
7.3 Time for Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
7.4 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
7.5 Certificate of Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

                                 ARTICLE VIII

                       Books and Records, Bank Accounts
                       --------------------------------

8.1 Maintenance of Books and Accounting Method  . . . . . . . . . . . . . . . . . . . . . . . .    36
8.2 Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
8.3 Reports to the Members, Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
8.4 Tax Elections; Special Basis Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . .    37

                                  ARTICLE IX

                                  AMENDMENTS
                                  ----------

9.1 Amendments Which May be Made With the Consent of Members Holding a
       Majorit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
9.2 Amendments Requiring Consent of Members Holding Eighty-Five Percent of the
       Percentage Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
9.3 Amendments Requiring Approval of Affected Member  . . . . . . . . . . . . . . . . . . . . .    38

                                  ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

10.1 Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
10.2 Additional Documents and Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
10.3 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
10.4 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
10.5 Provisions Binding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
10.6 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
10.7 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
10.8 Word Meanings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
10.9 Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
10.10 Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

Schedule A --    Members, Capital Contributions and Percentage Interests
Schedule B --    Form of Administrative Services Agreement
Schedule C --    Arbitration Provisions


                   OPERATING AGREEMENT OF TWB COMPANY, L.L.C.

         THIS OPERATING AGREEMENT OF TWB COMPANY, L.L.C. (this "Agreement"), entered into as of April 15, 1997 by and between Thyssen Inc., a Delaware corporation ("TINC"), and Worthington Steel of Michigan, Inc., a Michigan corporation ("WSMI");

                              W I T N E S S E T H:

         WHEREAS, the Members desire to enter into this Agreement and to cause articles of organization to be filed with the Administrator of the Michigan Department of Commerce, Corporations and Securities Bureau, Corporation Division, thereby forming a limited liability company under the laws of the State of Michigan; and

         WHEREAS, this Agreement shall constitute the "operating agreement" of TWB Company, L.L.C., within the meaning of that term as used in the Act;

         NOW, THEREFORE, it is mutually agreed as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them as follows:

         Act means the Michigan Limited Liability Company Act, Mich. Corp. Laws Ann. Section 450.4101 et seq., Mich. Stat. Ann. Section 21.198 et seq., governing, among other matters, certain aspects of the formation, operation and dissolution of limited liability companies in Michigan, as the same may be amended.

         Additional Contributions has the meaning specified in Section 3.2.

         Additional Contribution Notice has the meaning specified in Section 3.2(a).

         Additional Member means any Person admitted to the Company as an Additional Member pursuant to Section 3.1.

         Adjusted Capital Account Deficit means the deficit balance, if any, in a Member's Capital Account at the time in question, after (i) reducing the amount of such deficit by the amount, if any, of such Member's Restoration Obligation and (ii) increasing the amount of such deficit by the amount, if any, of the items described in paragraphs (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations. The determination of a Member's Adjusted Capital Account Deficit is made for purposes of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be made consistently therewith.

         Affiliate of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         Agreed Value  has the meaning set forth in Section 6.1(e)(iii).

         Agreement means this Operating Agreement, as the same may be modified, amended, supplemented and/or restated from time to time in accordance with its terms and applicable law.

         Allocation Regulations means the Income Tax Regulations promulgated under Code Section 704(b) (regarding partners' distributive shares of partnership tax items), as currently in effect, and as modified and clarified by amendment, successor regulation, ruling, court decision or other Income Tax Regulation relating to partners' distributive shares.

         Articles of Organization means the Articles of Organization of the Company filed with the Department of Commerce upon execution of this Agreement as required by the Act, as amended and/or restated from time to time in accordance with the terms of this Agreement and applicable law.

         Bankruptcy, in reference to a Member, means that event and date when
(i) the Member makes an assignment for the benefit of creditors; (ii) the Member files a voluntary petition in bankruptcy; (iii) the Member is adjudicated a bankrupt or insolvent; (iv) the Member files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; (v) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the type referred to in clause (iv); (vi) the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Member or of all or any substantial part of its property;
(vii) ninety (90) days or more have elapsed after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed prior thereto;
(viii) ninety (90) days or more have elapsed after the appointment without its consent or acquiescence of a trustee, receiver, or liquidator of the Member or of all or any substantial part of its property, if such appointment has not been vacated or stayed prior thereto; or (ix) ninety (90) days have elapsed after the expiration of any such stay, if such appointment has not been vacated.

         Capital Account has the meaning specified in Section 3.6.

         Capital Contribution means the total amount of cash and/or property contributed to the Company by each Member as shown in Schedule A, as such Schedule A may be modified, supplemented or amended from time to time in accordance with this Agreement and applicable law, plus any other contributions to the capital of the Company made by a Member, in such Member's capacity as a Member, pursuant to the terms of this Agreement, in respect of the Interest of such Member in the Company. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution previously made by any predecessor Member with respect to the Interest owned by the Member.

         Code means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal income tax law.

         Company means TWB Company, L.L.C., a Michigan limited liability company.

         Company Minimum Gain means "partnership minimum gain" as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Allocation Regulations.

        Confidential Information means all records and accounts of the Company, and any technical data or other know-how or information which, prior to or subsequent to the date of this Agreement, has been or may be disclosed by a Member or any of its Affiliates, directly or indirectly, to any other Member or an Affiliate of any other Member (a) in writing and identified in writing as being confidential at the time of or prior to such disclosure or (b) orally and identified at the time of disclosure as confidential and promptly thereafter identified and described in writing as confidential or (c) is so obviously confidential that no such identification is necessary.

        Consent of a Member or a Manager means the consent of such Member or Manager, which shall be deemed to have been given if: (a) such consent is given in a vote (either in person or by proxy) at a duly called meeting of the Member or Managers, as the case may be, called and held in accordance with the provisions of this Agreement, or (b) such consent is delivered in writing to each other Member, in the case of a Member, or to each other Manager, in the case of a Manager. Such consent may be withheld by any Member or Manager, in such Member's or Manager's sole and absolute discretion, for any reason or for no reason at all.

         Contributing Member has the meaning specified in Section 3.2(c).

         Contribution Shortfall has the meaning specified in Section 3.2(c).

         Deemed Withdrawal, means with respect to a Member, and subject to the provisions of Section 6.1(b)(ii), (i) the death, incapacity, or bankruptcy of such Member, (ii) the Member's retirement, resignation or expulsion from the Company (for reasons other than a Voluntary or Forced Withdrawal), (iii) if such Member is a trustee of a trust, the termination of the trust but not merely the substitution of a new trustee; (iv) if such Member is a corporation, the filing of a certificate of dissolution, or its equivalent, for said corporation, or the revocation of its charter; (v) if such Member is a separate limited liability company or partnership, the dissolution and termination of such separate limited liability company or partnership; or (vi) if such Member is an estate, the distribution by the fiduciary of the estate's entire Interest in the Company.

         Department of Commerce means the Administrator of the Michigan Department of Commerce, Corporations and Securities Bureau, Corporation Division.

         Determined Value has the meaning specified in Section 3.2(e).

         Entity means any limited liability company, general partnership, limited partnership, corporation, joint venture, trust, real estate investment trust, business trust, estate or association.

         Executive Manager means the Executive Manager appointed and serving from time to time in accordance with Section 5.3, if any.

         Forced Default Withdrawal means a Forced Withdrawal due to a Forced Withdrawal Event described in Section 6.1(b)(iii)(C).

         Forced Non-Default Withdrawal means a Forced Withdrawal due to a Forced Withdrawal Event described in Section 6.1(b)(iii)(A) or (B).

         Forced Withdrawal means the Withdrawal of a Member following a Forced Withdrawal Event with respect to such Member and the Consent of the holders of a majority of the Percentage Interest, excluding the Member in question, pursuant to Section 6.1(b)(iii).

         Improvements has the meaning specified in the Thyssen License Agreement and the Worthington License Agreement.

         Incapacity means, with respect to any Member who is an individual, any adjudication by a court of competent jurisdiction of such Member's incompetency to manage his person or his estate.

         Income Tax Regulations means those regulations promulgated under the Code. Whenever reference is made to any Income Tax Regulation, unless otherwise specified, such reference shall include any amendments or successor regulations thereto.

         Interests means the interests in the Company of the Members, including such Members' respective shares of, and rights to receive distributions and allocations of, the business, property, assets, capital, profits and losses of the Company, subject to and as provided in this Agreement and the Act. The holder of an Interest shall have no right to participate in the management of the business and affairs of the Company under the terms of this Agreement unless such holder is also a Member.

         Losses means the net losses of the Company for federal income tax purposes (or as may be otherwise required to comply with the Allocation Regulations) as determined as of the close of the Company's fiscal year and, when the context requires, related items of deduction or loss, tax preference, credits and depreciation, provided that "Losses" shall include items described in Code Section 705(a)(2)(B) or required by the Income Tax Regulations to be treated as so described.

         Major Member means a Member owning 20% or more of the total Percentage Interest.

         Manager means an individual appointed and serving as a Manager in accordance with Section 5.1 of this Agreement. The Managers shall be deemed to be the "managers" in respect of the Company, within the meaning of that term as used in the Act.

         Member means each Person identified as a member on Schedule A hereto, as such Schedule A may be modified, supplemented or amended from time to time in accordance with this Agreement and applicable law, and any Person who may be admitted as an additional or Substitute Member as provided herein. Unless the context otherwise requires, the term "Member" refers to any one of the Members and to all the Members.

         Member License Agreement shall mean the Thyssen License Agreement, the Worthington License Agreement, and any other License Agreements between the Company and a Member relating to technology being licensed by a Member to the Company.

         Member Loan shall mean a loan made by a Member to the Company in accordance with the provisions of this Agreement.

         Member Nonrecourse Debt shall mean "partner nonrecourse debt" as set forth in Section 1.704-2(b)(4) of the Allocation Regulations.

         Member Nonrecourse Debt Minimum Gain shall mean "partner nonrecourse debt minimum gain" as set forth in Section 1.704-2(i) of the Allocation Regulations.

         Member Nonrecourse Deductions shall mean "partner nonrecourse deductions" as set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Allocation Regulations.

         Member Technology means the technology of a Member which is the subject of a Member License Agreement.

         Minority Member means a Member owning less than 20% of the total Percentage Interests.

         Non-Contributing Member has the meaning specified in Section 3.2(c).

         Non-Contribution Notice has the meaning specified in Section 3.2(c)

         Nonrecourse Deductions has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Allocation Regulations.

         Nonrecourse Liability has the meaning set forth in Section 1.704-2(b)(3) of the Allocation Regulations and Section 1.752-1(a)(2) of the Income Tax Regulations.

         Notice of Withdrawal means the written notice given to the Company and/or to the Members of the Withdrawal of a Member.

         Owning Party  has the meaning specified in Section 3.10(a).

         Percentage Interests means the percentage interests of the Members in the Company as set forth on Schedule A, as amended from time to time.

         Person means any natural person or Entity.

         Pre-Contribution Value has the meaning specified in Section 3.2(d).

         Profits means the net profits of the Company for federal income tax purposes (or as may otherwise be required to comply with the Allocation Regulations) as determined as of the close of the Company's fiscal year, and, when the context requires, related items of income or gain, provided that Profits shall include income exempt from tax.

         Restoration Obligation means, with respect to any Member, the sum of
(i) the amount of any express, unconditional obligation of such Member pursuant to this Agreement to restore to the Company the amount of any deficit in such Member's Capital Account, which meets the timing requirements of the Allocation Regulations, and (ii) the amount of any deficit balance in such Member's Capital Account which such Member is treated as obligated to restore pursuant to (A) Section 1.704-1(b)(2)(ii)(c) of the Allocation Regulations and (B) the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Allocation Regulations. Computation of the amount of a Member's Restoration Obligation, and any determinations related thereto, shall be made in accordance with the Allocation Regulations.

         Retirement means, with respect to any Member, the Member's Withdrawal from the Company or the Transfer by the Member of all of the Member's Interest in compliance with the Agreement (other than (a) an assignment merely of its right to receive distributions or (b) a pledge, hypothecation or other collateral assignment of its rights before the time such pledge, hypothecation or other collateral assignment becomes absolute).

         Substitute Member means any Person who acquires an Interest from a Member and is admitted to the Company as a Member.

         Tax Matters Member means the Person at the time designated as such pursuant to Section 5.11 of this Agreement.

         Thyssen License Agreement shall mean the Patent and Technology License for Laser Welding dated April 23, 1991 between TINC and the Company, together with Amendment No. 1 thereto of even date herewith, by which certain laser welding technology is being licensed to the Company.

         Thyssen Technology means the technology which is the subject of the Thyssen License Agreement.

         Total Value has the meaning specified in Section 3.2(d).

         Transfer means a sale, assignment, transfer, conveyance, pledge, encumbrance, grant, gift or other disposition, whether direct or indirect, voluntary, involuntary or by operation of law, or with or without consideration.

         Voluntary Withdrawal means the voluntary withdrawal of a Minority Member in accordance with Section 6.1(b)(i), or the withdrawal of a Major Member pursuant to a Notice of Withdrawal given under Section 6.1(b)(i).

         Welded Blanks means (i) laser welded blanks, (ii) blanks welded by technology other than lasers which technologies are then being used, installed or purchased by the Company, (iii) blanks welded by technologies which the Company intends and has the financial capability to pursue and which would be an upgrade or replacement of the technologies listed in (i) or (ii); and (iv) welded blanks which could be directly competitive with welded blanks listed in (i), (ii) or (iii) above, as determined in good faith by the Company's Board of Managers, with the Consent of Members holding seventy percent (70%) of the Percentage Interests.

         Withdrawal means a Voluntary Withdrawal, a Deemed Withdrawal, or a Forced Withdrawal.

         Withdrawing Member means a Member who is Withdrawing from the Company or who has given notice of its desire to Transfer its interest pursuant to
Section 6.1.(b).

         Worthington License Agreement shall mean the agreement between Worthington and the Company by which certain laser welding technology is being licensed to the Company.

         Worthington Technology means the technology which is the subject of the Worthington License Agreement.

                                   ARTICLE II

       FORMATION AND NAME, OFFICE, REGISTERED OFFICE AND RESIDENT AGENT,
                  PURPOSE, PARTNERSHIP STATUS, POWERS AND TERM

         2.1 FORMATION AND NAME. The Company shall be and is formed upon the filing of the original Articles of Organization with the Department of Commerce in accordance with the provisions of the Act, under the name of TWB Company, L.L.C., as a limited liability company under the Act.

         2.2 OFFICE. The principal offices of the Company at which its books and records shall be kept shall be maintained at 1600 Nadeau Road, Monroe, Michigan 48161, or at such other location as the Managers may from time to time determine. The Managers shall notify the Members of any change in the principal offices of the Company.

         2.3 REGISTERED OFFICE AND RESIDENT AGENT. The Registered Office of the Company shall be maintained at 1600 Nadeau Road, Monroe, Michigan
48161. The Resident Agent of the Company shall be John McCracken, an individual resident of Michigan whose business address is 1600 Nadeau Road, Monroe, Michigan 48161. The Managers have the right, power and authority to change the location of the Registered Office and to revoke the appointment of the Resident Agent of the Company from time to time, and to appoint a substitute or replacement Resident Agent, in accordance with applicable law. The Managers shall notify the Members of any change in the Registered Office of Resident Agent of the Company.

         2.4 PURPOSE. The purpose of the Company is to own and operate one or more facilities to produce and sell Welded Blanks and the performance of additional processing services designed to support the production of Welded Blanks, and to engage in specific projects and activities in the field of Welded Blanks as determined by the Managers, from time to time, in accordance with this Agreement, and to engage in any and all acts or activities incidental thereto for which limited liability companies legally may be formed in the State of Michigan.

         2.5 PARTNERSHIP STATUS. It is intended that the Company be treated as a partnership for federal income tax purposes (but not for liability purposes). Accordingly, this Agreement shall be construed in a manner that ensures the Company's classification as a partnership for federal income tax purposes at all times, and any provision of this Agreement that would have the effect of preventing the Company from being classified as a partnership for federal income tax purposes shall be null and void. The Members shall not unreasonably fail to take appropriate actions or to execute documents, which in the judgment of the Managers, or in the opinion of counsel satisfactory to the Managers, are necessary or desirable to obtain and/or maintain the Company's classification as a partnership for such purposes.

         2.6 POWERS. In furtherance of the Company's purposes, the Company shall have all of the powers granted or permitted to a limited liability company under the laws of the State of Michigan, including, without limitation, the powers specifically enumerated in the Act.

         2.7 TERM. The term of the Company commenced with the filing of Articles of Organization with the Department of Commerce. The Company shall continue until dissolved upon the occurrence of the earliest of (a) December 31, 2045, (b) the passage of ninety (90) days from the sale or other disposition of all or substantially all of the assets of the Company unless the Managers elect to continue the Company for the sole purpose of collecting the proceeds of such sale or other disposition, (c) the Retirement of any Member, unless the Company is continued as provided in Section 6.6; (d) the Consent of Members holding eighty-five percent (85%) of the Percentage Interests to dissolve the Company; (e) at any time when there are less than two (2) Members of the Company, unless the sole remaining Member admits a Substitute Member to the Company; or (f) the entry of a judicial decree of dissolution; and shall terminate as soon as the winding up of its affairs upon such dissolution has been completed. The provisions of this Section 2.7 are intended to and shall, to the fullest extent permitted by law, supersede the provisions of the Act regarding the dissolution of limited liability companies.

                                  ARTICLE III

                              MEMBERS AND CAPITAL

         3.1     INITIAL CAPITAL CONTRIBUTIONS

                 (a) Initial Members; Contributions; Loan Guarantees; Additional Borrowings. TINC and WSMI have contributed to the capital of the Company, as applicable, the amount of cash and/or the property set forth opposite their respective names on Schedule A in consideration for their respective Interests in the Company as set forth on Schedule A and as described herein. In addition, each of TINC and WSMI have guaranteed $12.5 million (total $25.0 million) of existing loans to the Company. Both TINC and WSMI agree to continue to guarantee $12.5 million (total $25.0 million) of loans to the Company until March 31, 2001. At that time, the Company shall repay such loans or refinance such loans without guarantees by WSMI or TINC.

It is the intent of the Members that any additional borrowings of the Company would be done by the Company based on the Company's credit, without Member guarantees.

                 (b) Additional Members. The Company may offer, issue and sell additional Interests and admit Persons as additional Members of the Company with the Consent of Members holding eighty-five percent (85%) of the Percentage Interests, on terms and subject to conditions as shall have been approved by such Members. Each Member hereby waives and releases the Company and any Member or Manager of the Company from any cause of action for breach of fiduciary duty on the part of the Company or such Member or Manager that the Member might or could claim as a result of any dilution of its Interest as a Member due to the sale of additional Interests.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. It is understood that the Company may from time to time require funds from capital contributions by the Members following the date of this Agreement ("Additional Contributions") to meet its cash needs for the ongoing operation of the Company for which sufficient funds are not otherwise available to it. In order to help insure that the Company will have funds in amounts sufficient to meet its cash needs at all times, from and after the date of the Agreement, the Members agree as follows:

                 (a) The Members may at any time, by the Consent of Members holding the requisite Percentage Interests as set forth below, determine that Additional Contributions are appropriate to meet the cash needs of the Company, and upon such determination may request Additional Contributions from the Members. The Consent of Members holding sixty percent (60%) of the Percentage Interests shall be necessary for a determination that Additional Contributions are appropriate; provided, however, that if substantially all of the Additional Contributions are to pay costs associated with an expansion of the Company's facilities designed primarily to benefit a Major Member (if, for example, such Member would be supplying the steel to be used for the business for which the expansion is being made), then the determination would require also the Consent of Members holding a majority of the Percentage Interests held by Members other than the Member to be benefited. In the event that the Consent of Members holding the requisite Percentage Interests is obtained in respect of a determination that Additional Contributions are appropriate, the Members so Consenting shall give notice of such action to the Executive Manager. Upon receipt of such Notice, the Executive Manager shall give notice to all of the Members (an "Additional Contribution Notice") specifying the total amount of the Additional Contributions, the amount of the Additional Contributions to be made by each such Member, in proportion to each Member's respective Percentage Interests, and the manner in which the Additional Contributions will be applied. Within thirty (30) business days after the date of the giving of the Additional Contribution Notice, each Member shall give notice to the Executive Manager of whether such Member will make its pro rata share of the Additional Contributions or will decline to do so. A Member failing to give such notice shall be deemed to have elected not to make its share of the Additional Contribution.

                 (b) If all Members agree to contribute their respective shares of the Additional Contributions, the Executive Manager shall establish a date (not later than thirty (30) days after the date on which such date is established) on or prior to which the Additional Contributions shall be made, and shall give notice of such date to all Members. Each Member shall then make its respective share of the Additional Contributions on or prior to such date.

                 (c) If any Member elects not to advance all or any part of its respective share of the Additional Contributions (a "Non-Contributing Member"), then the Executive Manager shall give notice (a "Non-Contribution Notice") to each of the other Members (each, a "Contributing Member"), specifying which Members have elected to make their respective shares of the Additional Contributions and which Members have elected not to make such respective shares, including the total amount not being contributed by Non-Contributing Members (the "Contribution Shortfall"). Within ten (10) business days after the giving of the Non-Contribution Notice by the Executive Manager, each Contributing Member may elect to make all or any part of the Contribution Shortfall by the giving of notice to that effect to the Executive Manager. If the Executive Manager receives notices from the Members to make contributions for the Contribution Shortfall in excess of the amount of the Contribution Shortfall, then the amount of the Contribution Shortfall to be made shall be allocated among the Members pro rata according to their proportionate Percentage Interests (excluding the Percentage Interests of the Non-Contributing Members), determined prior to the making of such Additional Contributions.

                 (d)      Adjustment of Percentage Interests.

                      (i) If all Members make the Additional Contributions pro rata according to their Percentage Interests, then the Percentage Interests of each Member shall remain the same as prior to the Additional Contributions.

                      (ii) In the event there is any Non-Contributing Member, then the Percentage Interests of the Members shall be revised (and Schedule A shall be amended accordingly) as follows:

                          (A) The Percentage Interests of each Member shall be multiplied by the Determined Value, as defined in Section 3.2(e), to determine the value of each Member's Percentage Interests prior to the Additional Contributions (the "Pre-Contribution Value").

                          (B) The amount of the Additional Contributions being made by each Member shall then be added to such Member's Pre-Contribution Value to determine the total imputed contribution in respect of each Member (the "Total Value").

                          (C) The Total Value in respect of each Member shall then be divided by the sum of the Determined Value and the total Additional Contributions to determine the new Percentage Interests of such Member in the Company.

                 (e)      Valuation.

                      (i) At the time the Members determine to request an Additional Contribution, the Members shall attempt also to agree upon the value of all of the Percentage Interests in the Company prior to the Additional Contributions, which value shall be fixed for purposes of this Section 3.2 in respect of such request for Additional Contributions by Consent of the Members holding eighty-five percent (85%) of the Percentage Interests.

                      (ii) In the event the Members fail to agree upon a value within sixty (60) days after the giving of the Additional Contribution Notice, then an independent appraiser shall be selected by Consent of the Members holding a majority of the Percentage Interests. The value so determined by the Members or such appraiser shall be the "Determined Value." If Members holding a majority of the Percentage Interests cannot agree on an appraiser, the appraiser shall be selected in accordance with the dispute resolution provisions of this Agreement.

                 (f) No Other Capital Contributions Required. Except as expressly provided in this Article III, no Member shall be required to make any Capital Contributions or loans to the Company.

         3.3 LOANS BY MEMBERS. Any Member may, but is not obligated to, loan to the Company such sums as the Managers determine to be appropriate for the conduct of the Company's business. Any such Member Loans shall be made on such terms and for such maturities as are approved by the Consent of the Managers designated by Members holding a majority of the Percentage Interests held by Members other than the Member making the Member Loan. If Member Loans to be made by more than one Member are being considered by the Members, each Member Loan shall be considered and Consented to separately.

         3.4 NO PRIORITY AMONG MEMBERS. No Member shall have priority over any other Member either as to the return of its Capital Contribution or as to distributions by the Company, except as specifically provided in this Agreement.

         3.5 NO INTEREST ON CAPITAL CONTRIBUTIONS; NO WITHDRAWAL OF CAPITAL. No interest shall be paid by the Company to any Member with respect to any capital contribution. Except as otherwise specifically set forth in this Agreement, no Member shall have the right to (a) demand to receive property other than cash in return for its Capital Contribution or as distributions of income, (b) withdraw any part of its Capital Contribution (regardless of whether or not such Member has withdrawn from the Company), or
(c) demand to receive any funds or property of the Company.

         3.6 CAPITAL ACCOUNTS. A single Capital Account shall be established, determined and maintained for each Member on the books and records of the Company in accordance with the provisions of the Allocation Regulations. The property of the Company shall be revalued on the books of the Company in any case in which such revaluation is required by the Allocation Regulations and may be revalued in any case where such revaluation is permitted by the Allocation Regulations and such revaluation is determined to be appropriate by the Members. In the event any Company property is revalued on the books of the Company in accordance with the

Allocation Regulations, the Members' Capital Accounts shall be adjusted in accordance with the Allocation Regulations to reflect such revaluations and for allocations to them of Profits and Losses, and items thereof, as computed for book purposes, with respect to such property. In the event the property of the Company is revalued on the books of the Company, all Company property shall be valued for such purpose at its fair market value, as determined by the Members.

         3.7 ACTIONS OF MEMBERS; MEETINGS OF MEMBERS. Except in cases where a greater proportion is required under the provisions of this Agreement, any action or inaction by Consent of Members holding a majority of the Percentage Interests shall constitute an action of the Members. In the event of a deadlock by the Members, then the subject of such deadlock may be addressed under the Dispute Resolution Procedures referred to in Section 10.10. No Member, acting alone, shall have the power or authority to bind the Members, the Managers or the Company. The Executive Manager or Members holding Percentage Interests of at least 10% in the aggregate, may from time to time by written notice to each other Member call a meeting of all the Members. Upon receipt of a written request for such a meeting, the Members shall promptly, and in any event not later than ten (10) days after receipt of such request, fix a place and time for such meeting. To the extent possible, such meeting shall be held at a place convenient to all the Members. Such meeting shall be held not less than fifteen (15) nor more than sixty (60) days after receipt of a request for a meeting. In the absence of agreement of Members holding a majority of the Percentage Interests, such meeting shall be held at 10:00 a.m. local time on the first business day falling on or after the fifteenth (15th) day after receipt of a request for a meeting at the principal place of business of the Company. Meetings of the Members may be held through any communications equipment if all those participating can hear each other and participation in any such meeting shall constitute presence thereat.

         3.8 NO REQUIREMENT TO RESTORE DEFICIT IN CAPITAL ACCOUNT. Nothing contained in this Agreement shall be construed to require any Member to restore any deficit in its Capital Account.

         3.9 LIMITED LIABILITY OF MEMBERS. Subject to the provisions of the Act, the liability of a Member for the debts and obligations of the Company shall be limited to the amount of such Member's Capital Contribution, and no Member shall be obligated to contribute money to the Company or to otherwise answer for an obligation of the Company beyond such Member's obligation to pay such Member's Capital Contribution, except to the extent required by law.

         3.10    CONFIDENTIALITY.

                 (a) Restrictions on Disclosure. Each Member, on behalf of itself and its Affiliates, agrees with respect to the Confidential Information of the Company or another Member (the "Owning Party"), to:

                          (i) treat in strict confidence such Confidential Information and use reasonable efforts to ensure that its employees and others subject directly or indirectly to its control shall not reproduce, disclose or make available to any third party any of such Confidential Information;

                          (ii) limit access to such Confidential Information to such of its employees and representatives, including without limitation members of each Member's outside law and accounting firms, as may be reasonably required in connection with the activities of the Company as contemplated by this Agreement; and

                          (iii) not use such Confidential Information for any purpose other than the activities of the Company as contemplated by this Agreement;

unless the Owning Party otherwise consents thereto in writing. Without limiting the generality of the foregoing, each Member and its Affiliates specifically agrees not to directly or indirectly use or disclose Confidential Information in any judicial or administrative proceeding, unless (i) served with compulsory process or otherwise required by law, or (ii) consented to by the other Member.

                 (b) Exceptions. The obligations of each Member and its Affiliates set forth in Section 3.10(a) shall not apply to Confidential Information which:

                      (i) is or becomes generally available to the public other than as a result of disclosure by the Member or its Affiliates in whom the Confidential Information is confided;

                      (ii) becomes available to the confidant Member on a non-confidential basis from a source other than the Owning Party, or its Affiliates, and provided that such source has represented to the confidant Member (and which confidant Member has no reason to disbelieve after due inquiry) that it is entitled to disclose the Confidential Information; or

                      (iii) was known to the confidant Member on a non-confidential basis prior to the disclosure thereof to the confidant Member by the Owning Party or its Affiliates.

                 (c) Return of Confidential Information. All Confidential Information furnished by any Member to the other Member shall be returned by such other Member to the Owning Party immediately upon the request of the Owning Member. The confidentiality obligations and restrictions on use contained in this Section 3.10 shall survive this Agreement.

         3.11    COMPETITION MATTERS.

                 (a) Acknowledgment of Competitive Situation. Each Member acknowledges that it and its Affiliates now are and/or hereinafter may be engaged in businesses which compete with, relate to or are similar to the businesses of each other. Each Member acknowledges that it may compete with or potentially may compete with other Members in the manufacture or sale or processing of steel products and services. Because the Members do compete with each other in various areas, no Member shall be obligated to render any information to any other Member, on demand or otherwise, if the Member reasonably believes it to be inappropriate to disclose such information to a competitor.

                 (b) Non-Competition in Welding. (i) Section 3.11(a) notwithstanding, but subject to Section 3.11(c), each Member (on behalf of itself and its Affiliates) expressly agrees that it will not compete with the Company in the production of Welded Blanks in the United States, Canada and Mexico, inasmuch as it is the specific intent of the Members and their Affiliates that this Company shall be the sole vehicle for their production of Welded Blanks in the United States, Canada and Mexico. The non-competition restrictions set forth in this Section 3.11(b) shall apply to the Members (and their Affiliates) until the earlier of: (i) such time as the Company is dissolved, terminated and liquidated and the Company is not continued or reformed as provided in this Agreement, or (ii) the lapse of three years from the date on which the Member ceases to be a Member of Company, unless the Member is bought out by the Company pursuant to Section 6.1(b)(iii)(A) or (B), in which case the three year period shall be reduced to one year. Competing with the Company shall include not only operating a facility in the United States, Canada or Mexico which produces Welded Blanks, but also owning an interest in excess of 10% in the voting rights, equity or profits of an Entity involved in the production of Welded Blanks in the United States, Canada or Mexico.

                 (c) Exception to Section 3.11(b). (i) Section 3.11(b) notwithstanding, a Member may compete with the Company in the production of Welded Blanks under the following circumstances:

                          (A) a bona fide prospective user of Welded Blanks seeks offers to supply Welded Blanks on a long-term basis;

                          (B) the fulfillment by the Company of such business would require a capital expenditure by the Company of in excess of $15,000,000 for welding and related equipment;

                          (C) the Company has declined to pursue such business, whether by affirmative action of the Managers or by the failure of the Managers to authorize the pursuit of such business within a commercially reasonable time after being made aware of the opportunity;

                          (D) such Member (or its Manager) has not voted against and not abstained from voting in favor of (where such abstension would have the same effect as a vote against) the Company pursuing such business; and

                          (E) such Member enters the business of the production of Welded Blanks primarily to obtain such business in order to supply such Member's or its Affiliates' own steel, and not the steel of non-Affiliates of the Member.

         In the event a Member elects to avail itself of the provisions of this
         Section 3.11(c)(i), such Member shall be entitled to compete with the Company from the facility constructed, equipped or operated by such Member in order to obtain the business referred to in this Section, but only from such facility. In the event that a Member does construct, equip or operate such a facility which competes with the Company, then the other Members may, by the Consent of Members holding a majority of the Percentage

         Interests excluding those of the competing Member, require that the competing Member withdraw from the Company, the provisions of 6.1(b)(iii)(B) hereof being applicable in the case of such a withdrawal.

                          (ii) If a Member believes there is Welded Blank business in a geographic region of North America which is not then being reasonably serviced by the Company and which the Member would like to pursue, it shall provide such information to the Board of Managers. If such Member believes production of Welded Blanks in such region to be in its interest and/or the interest of Company it shall make a request in writing to the Board of Managers to create a facility to produce Welded Blanks in such region. In the event the Company votes not to proceed with such a facility or in the event it fails to act on such a request within 120 days after it is made, then any Member may elect to create, operate, and/or invest in a facility for Welded Blanks in such region free of the restrictions of Section 3.11(b) provided that such facility would not generally compete with the Company due to its geographic location and that of the Company's facilities, and provided that the Member in question (or its Manager) has not voted against the Company proceeding with such facility.

                          (iii) A Member shall not be deemed in violation of the non-competition provision it if acquires an interest in an Entity which at the time of such acquisition, operates or has ownership interest in a Welded Blank facility provided that the Welded Blank business was not the focus of the acquisition and the Member is not using the acquisition to circumvent the restrictions of the non-competition provisions. In the event a Member does acquire an interest in a Welded Blank business as a result of an acquisition, it agrees to hold discussions with the Company concerning selling and/or combining the welding business with that of the Company, but neither the Company nor the Member is required to enter into such a transaction. Also, the non-competition restrictions shall not be violated if an Entity in which a Member has an interest (but does not control) builds or acquires a competing facility if such Member in good faith exercises such voting and contractual rights as it may have in such entity to block the building or acquiring by such Entity of the competing facility but is unable to do so.

                 (d)      Dealing with Company.

                          (i) General. Nothing in this Agreement shall be construed to prevent a Member, or its Affiliates, or entity in which a Member, or its Affiliates, shall have an interest, from dealing with the Company in good faith as vendor, customer or otherwise in a manner not specifically covered by this Agreement, provided the Member or entity shall have given notice of such interest to the Managers, and the Managers shall have approved or ratified such dealing by Consent of those Managers designated by Members holding a majority of the Percentage Interests of the Members excluding those of such affected Member.

                          (ii) Cooperation With Members. The Members and the Company acknowledge that some or all of the Members are engaged in or will engage in the steel business. The Company shall cooperate and provide commercially reasonable support to the Members in connection with proposals by the Members to sell Welded Blanks, which are to be processed by the Company, to third-parties. The parties acknowledge, however, that the Company shall accept such jobs and shall set the Company's pricing based on commercially reasonable, arm's-length business considerations, including competitive factors and cost and production capacity considerations. The Company is not required to accept any or all jobs offered to it by the Members, and no Member is required to direct any or all of such Member's business for Welded Blanks to the Company. To the extent that the Company offers to provide its products and services to Members which are bidding for the same job, the Company's pricing offers to those Members shall be equivalent, subject to adjustment for differing costs associated with the provision of products or services to one or the other of the Members.

                 (e) Agreement with Volkswagen. The Members acknowledge that Thyssen Stahl, A.G. (an Affiliate of TINC) is a party to an agreement with Volkswagen to supply, inter alia, Welded Blanks for models produced by Volkswagen at its plant in Mexico. The Company and the Members agree that such arrangement or any amendment, renewal or extension thereof will not violate the non-competition provisions in this Agreement.

                 (f)      Rights in Technology.

                          (i) Ownership of Technology. Except as set forth in Section 3.11(f)(ii), all Member Technology licensed to the Company pursuant to a Member License Agreement shall remain the sole and exclusive property of the Member or its Affiliates, and the rights of the Company to use such technology shall be only in accordance with the Member License Agreement. Nothing in this Agreement or the Member License Agreement shall be interpreted as a license to any other Member (or its Affiliates) of the Member Technology. To the extent the Company develops Improvements to the Member Technology, the licensing of those Improvements to the Member shall be either royalty free or subject to fees or royalties according to the standards set forth in the Member License Agreement. The Members shall be entitled to licenses from the Company to use, make and sell products which embody such Improvements anywhere in the world, including, from and after the dissolution and termination of the Company, the United States, Canada and Mexico; provided, however, that this sentence shall not apply with respect to the United States, Canada and Mexico until the expiration of the non-competition provisions of Section 3.11(b) if other Members continue the business of the Company pursuant to the provisions of this Agreement. The second sentence of the Section shall remain unaffected, and nothing in the foregoing sentence shall be interpreted as a license to any Member or any other party to make use of Member Technology.

                          (ii) Notwithstanding Section 3.11(b), TINC and its Affiliates shall retain the right to grant non-exclusive, non-transferable licenses (without the ability to sub-license) with respect to the Member Technology, to General Motors Corporation, Ford Motor Company, Chrysler Corporation and The Budd Co. solely for the internal use of those entities in producing parts and assemblies consistent with their current businesses (internal shall mean that the Welded Blanks can only be manufactured by such companies using their employees and such Welded Blanks can be used only by those companies). Any such licenses shall prohibit those entities from selling Welded Blanks produced with the licensed technology. It is understood, however, that The Budd Co. may make and sell processed parts made from Welded Blanks.

                          (iii)   Except as provided in Sections 3.11(e) and
         (f), no Member shall, and no Member shall suffer or permit any of its Affiliates to, grant any license to make or sell Welded Blanks in the United States, Canada or Mexico without approval by the Members having a majority of the Percentage Interests, such restriction to apply until the non-competition provisions of Section 3.11(b) would no longer apply to such Member.

         3.12    ADDITIONAL AGREEMENTS.

                 (a) Leased Employees. In order to support the operations of the Company, it is recognized that certain employees of Members or their Affiliates may work for the Company on a lease-type basis whereby the Company would reimburse the Member supplying such employees for all costs related to such employees.

                 (b) Engineering Support. Until March 31, 2001, TINC and WSMI agree to make available to the Company engineering support, in a manner previously made available to the Company, on a fee basis to be agreed upon by the party supplying the engineering support and by the Managers of the Company.

         3.13    INVESTMENT REPRESENTATIONS.

                 (a) Each Member represents and warrants to each other Member and the Company as follows: (i) such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) such Member has full power and authority to execute, deliver and perform such Member's obligations under this Agreement; (iii) such Member has duly authorized, executed and delivered this Agreement and has duly authorized the performance of such Member's obligations under this Agreement; and (iv) such Member's authorization, execution, delivery and performance under this Agreement do not and will not conflict with any organizational document, agreement or law applicable to such Member or by which such Member is bound.

                 (b) Each Member further represents and warrants to the Company that such Member is acquiring such Member's Interest for such Member's own account and not with a view toward the gifting, distribution or resale thereof, and each Member agrees that such Member will not sell or offer to sell all or any portion of its Interest, or negotiate in respect thereof with any Person or Persons whomsoever, so as thereby to bring the transaction in which such Member acquired such Member's Interest or any other offering of interests in the Company within the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration requirement of any other federal or state securities statute.

                 (c) Each Member further represents and warrants to each other Member and the Company that (i) such Member has been given access to all information concerning the Company and the terms and conditions of the Interest such Member is purchasing hereby; (ii) such Member understands and acknowledges that the Interest such Member is purchasing hereby is a speculative security and involves a high degree of risk and that no federal or state agency has made any finding or determination as to the fairness for public or private investment in, nor any recommendations or endorsement of, such Interest as an investment; (iii) such Member has such knowledge and experience in business and financial matters that such Member is capable of evaluating the merits and risks of an investment in such Interest; and (iv) such Member's financial situation is such that such Member can afford the risks of an investment in such Interest.

                 (d) Each Member and the Company consents to the current legal representation by Vorys, Sater, Seymour and Pease, Columbus, Ohio ("VSS&P") of WSMI with respect to the formation of the Company, and WSMI and its affiliates with respect to other activities. Each Member and the Company represents and warrants that the Member and the Company understands and acknowledges the differing interests involved in VSS&P's representation of WSMI and the Company and their affiliates. Each Member has been advised to obtain and has obtained and utilized the Member's own legal counsel with respect to the Member's investment in the Company. Each Member other than WSMI acknowledges and agrees that VSS&P does not represent the Member or the interests of the Member. VSS&P may rely upon the representations, warranties and agreements set forth in this Section 3.13(d).

         3.14 GEOGRAPHIC EXPANSION. If the Members vote to expand the Company into a new geographic region and two or more of the Members vote against the expansion, then, at the request of any Member, the parties shall consider creating a separate entity to do the Welded Blank business in that region. The terms of the relationship between the new entity and the Company would be reasonably negotiated and subject to the Consent of Members holding eighty-five percent (85%) of the Percentage Interests. If agreement on creating a new entity is not reached, then the Company may proceed with the expansion as proposed. In no event shall the Members be required to create a separate entity rather than expanding through the Company.

                                   ARTICLE IV

                         ALLOCATIONS AND DISTRIBUTIONS

         4.1     ALLOCATION OF PROFITS AND LOSSES.  Except as provided in
Section 4.2, Profits and Losses shall be allocated among the Members in proportion to their respective Percentage Interests.

         4.2     SPECIAL ALLOCATIONS AND OTHER PROVISIONS RELATING TO
ALLOCATIONS.

                 (a) Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members who bear the economic risk of loss with respect to the

Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with the Allocation Regulations. Such Members shall be specially allocated items of Company income and gain as are required by the "chargeback of partner nonrecourse debt minimum gain" requirements of the Allocation Regulations.

                 (b) Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members (with the Members intending to satisfy the reasonable consistency requirement contained in the Allocation Regulations as a result of this allocation) in proportion to their respective Percentage Interests. Such Members shall be specially allocated items of Company income and gain as are required by the "minimum gain chargeback" requirements of the Allocation Regulations.

                 (c) If the deduction of all or any part of any fee paid by the Company to a Member is disallowed by recharacterizing such fee as a distribution to such Member, such Member shall be, to the extent permitted by the Code, allocated items of Company income and gain for the taxable year in which such disallowed deduction was claimed by the Company in the amount of such disallowed deduction.

                 (d) Qualified Income Offset. In the event any Member's unexpected receipt of any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6) of the Allocation Regulations causes such Member to have (or increases) an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(d) were not in the Agreement.

                 (e) Curative Allocations. The allocations set forth in paragraphs (a), (b) and (d) of this Section 4.2 (the "Regulatory Allocations") are intended to comply with certain requirements of the Allocation Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.2(e). Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Members shall make such offsetting special allocations in whatever manner the Members determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 4.1. In exercising its discretion under this
Section 4.2(e), the Members may take into account future Regulatory Allocations under the last sentence of each of Sections 4.2(a) and 4.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under the first sentence of each of Sections 4.2(a) and 4.2(b), respectively.

         4.3 CASH DISTRIBUTIONS. Cash shall be distributed to the Members from the Company in such amounts and at such times as the Managers may determine, consistent with the Act. Each distribution of cash shall be made to the Members in proportion to their respective Percentage Interests in the Company at the time of such distribution. It is the intent of the Company, to the extent cash is available, to make sufficient cash distributions to the Members to fund federal income tax payments which may become owing by the Members on the Company's Profits. It is further the intent of the Company and the Members to distribute available cash of the Company to the Members to the extent the Board of Managers reasonably determines that such cash is not needed, currently or in the foreseeable future, for operations, for payment of debt, for capital expenditures or for other needs of the Company, taking into account the Company's borrowing capabilities while maintaining reasonable coverage ratios.

         4.4 DISTRIBUTIONS OF LIQUIDATION PROCEEDS UPON LIQUIDATION. Upon the liquidation of the Company, the Managers shall attempt to liquidate the assets of the Company and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

                 (a) First, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (other than liabilities to Members for distributions of cash to which they may be entitled), and to the expenses of liquidation;

                 (b) Second, to the setting up of reserves that the Managers determine are necessary to pay all contingent, conditional or unmatured claims and obligations that are known to the Company and all claims and obligations that are known to the Company but with respect to which the claimant or obligee is unknown; such reserves may be paid over by the Managers to any attorney at law or other party selected by the Managers, as escrow agent to be held for disbursement in payment of any of the aforementioned liabilities or obligations, or at the expiration of such period as shall be deemed advisable by the Managers, for distribution in accordance with clause (c) of this Section 4.4;

                 (c) Thereafter, to the Members in accordance with their respective positive Capital Account balances, determined after all allocations pursuant to Sections 4.1 through 4.2 (including, without limitation, allocations to reflect the gain or loss recognized upon the sale of the Company's assets) and all distributions pursuant to Section 4.3 have been made, but before any distributions pursuant to this Section 4.4(c) are made.

         4.5 DISTRIBUTIONS IN KIND ON LIQUIDATION. Upon the liquidation of the Company, to the extent the Company's assets are not sold or otherwise disposed of, such assets (if any) may be distributed in kind to the Members as follows: the value of such assets shall be appraised (by an appraiser selected by the Managers) to determine the Profits and Losses that would have resulted if such assets had been sold; the Capital Account of each Member shall be credited or debited with such Member's respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as such Capital Account would have been credited or debited on the actual disposition of such assets; and such assets shall be distributed in accordance with the Members' Capital Account balances as thus adjusted, each Member taking an undivided interest in such assets subject to a pro rata share of the Company's liabilities.

         4.6 CERTAIN PROVISIONS OF THE ACT SUPERSEDED. The provisions of this Agreement regarding allocations and distributions among the Members are intended to and should, to the fullest extent permitted by law, supersede the provisions of the Act regarding allocations and distributions.
                                   ARTICLE V

   POWER, AUTHORITY, RIGHTS, DUTIES AND OBLIGATIONS OF THE MANAGERS AND THE
                               EXECUTIVE MANAGER

         5.1 MANAGEMENT AND CONTROL OF COMPANY'S BUSINESS AND AFFAIRS BY MANAGERS. Subject to the restrictions hereinafter set forth, the Managers shall have full and exclusive right, power and authority to conduct the business and manage the affairs of the Company in accordance with the terms and conditions of this Agreement. Except in cases where a greater proportion is required under the provisions of this Agreement, any action or inaction by Consent of Managers designated by Members holding a majority of the Percentage Interests shall constitute the action of the Managers and shall bind all of the Managers and the Company. In the event of a deadlock by the Managers, then the subject of such deadlock may be addressed under the Dispute Resolution Procedures referred to in Section 10.10. No Manager, acting alone, shall have the power or authority to bind the Managers or the Company. The Managers may delegate such power and authority by Consent of Managers designated by Members holding a majority of the Percentage Interests. Each Member having Percentage Interests of more than five percent (5%) shall be entitled to designate a Manager. Each Member having Percentage Interests of twenty percent (20%) or more shall be entitled to designate a total of two Managers. Each Manager shall serve at the pleasure of the Member entitled to designate such Manager. All designations and removals of Managers shall be made by written notice by the designating or removing Member, as the case may be, to the other Members.

         Except as otherwise provided in Section 5.2(c) of this Agreement, whenever the Managers or Members are required by the provisions of this Agreement to consent to, vote upon, approve or take other action with respect to a transaction or other matter in which a Member or an Affiliate of a Member has an interest, in addition to any vote otherwise required hereunder, such consents, vote, approval or action shall require the affirmative action of a majority of the Percentage Interests of the disinterested Members or the Managers appointed by them.

         5.2 POWER AND AUTHORITY OF MANAGERS. Subject to the following sentence, the Managers shall have all power and authority necessary to carry out the purposes, business and objectives of the Company. Notwithstanding the preceding sentence, the Managers shall not cause the Company to take any of the following actions without the indicated consents:

                 (a) without the Consent of Members holding eighty-five percent (85%) of the Percentage Interests:

                          (i) change the nature of the business of the Company or enter into any business other than or in addition to that contemplated by this Agreement, including without limitation the modification of the types of processing services to be performed by the Company;

                          (ii) sell, exchange, transfer, convey, assign, mortgage, lease or otherwise dispose of all or substantially all of the assets of the Company;

                          (iii) entering into any merger of or consolidation involving the Company, whether or not the Company shall be the survivor thereof;

                          (iv) production of Welded Blanks outside the United States, Canada and Mexico;

                          (v) selling Welded Blanks into a country, not previously sold to by the Company, outside the United States, Canada and Mexico (i) which would cause a Member to be in violation of a non-competition agreement which the Member has with a third party; or
         (ii) in which a Member is engaged in production activities either alone or through a joint venture.

                 (b) without the Consent of Members holding sixty percent (60%) of the Percentage Interests:

                          (i) borrow money, give any guarantee or surety, or mortgage, grant security interests in or pledge all or any portion of the Company's assets, other than in the ordinary course of business or in accordance with budgets as shall have been approved by Consent of Members holding sixty percent (60%) of the Percentage Interests;

                          (ii) authorize or undertake a major capital expansion of the Company's facilities; provided, however, that, if such expansion of the Company's facilities is designed primarily to benefit a Major Member (if, for example, such Member is the contractual supplier of the steel which would be used in the business for which the expansion is being made), then, in such event, such action also would require the Consent of Members holding a majority of the Percentage Interests held by Members other than such benefited Member;

                 (c) without the Consent of Members holding a majority of the Percentage Interests of the Members excluding those of the Member or Members party to the contract or agreement, enter into any contract or agreement between the Company and any Member, other than those which are permitted to be approved by the Executive Manager pursuant to Section 5.3(b)(vii);

                 (d) amend this Agreement or the Articles of Organization, except as provided in Article IX;

                 (e) issue any Interests to any Person or admit any additional Member, except as provided in Article III;

                 (f) consent to any transfer of Interests or admit any Substitute Member, except as provided in Article VI; or

                 (g) consent to continue the Company following the Retirement of a Member, except as provided in Section 6.6.

         5.3     EXECUTIVE MANAGER.

                 (a)      General.         WSMI is hereby designated as the
Executive Manager of the Company, to serve as such until its resignation or removal. The Executive Manager may resign at any time and may be removed as Executive Manager upon the Consent of Members holding sixty percent (60%) of the Percentage Interests. In the event that the Executive Manager resigns or is removed, a successor Executive Manager may be designated by Consent of Members holding sixty percent (60%) of the Percentage Interests. In the event that no such successor Executive Manager is so designated, all of the responsibilities and authority of the Executive Manager set forth in this Agreement shall be exercised by the Managers, until such time as a successor Executive Manager is so designated.

                 (b)      Responsibilities and Authority.   Subject to the
limitations set forth in Section 5.3(c), and in addition to the authority set forth in Section 5.5 and the other responsibilities and authority as the Managers shall from time to time assign to the Executive Manager, the Executive Manager shall have the following delegated responsibilities and authority:

                      (i) oversee the operations of the business of the Company and supervise the management of the Company;

                      (ii) oversee the preparation of financial statements and tax information concerning the Company and its business, and the preparation and filing of all Company tax returns;

                      (iii) authorize the employment and dismissal from employment of any and all Company management personnel, subject to the power of the Managers to reject individual candidates for such positions for legitimate business reasons;

                      (iv)     supervise the procurement, construction,
         erection and   installation of major facilities of and improvements to
         the facilities of the Company, consistent with approved budgets;

                      (v) supervise the preparation of and provide initial approval of annual budgets, business objectives and policies, and manufacturing, marketing and operational plans of the Company;

                      (vi) authorize general policies concerning personnel matters, including hiring, personnel levels, salaries, benefits and terms and conditions of employment, consistent with approved budgets;

                 (vii) authorize the execution, delivery and performance of any contract or agreement, (A) to be entered into by the Company in the ordinary course of business, or (B) involving an aggregate amount not exceeding the dollar limitation as set by the Managers, or (C) consistent with approved budgets; including in each case without limitation processing contracts with Members other than the Executive Manager arising in the ordinary course of business and not requiring expansion of the Company's existing equipment or facilities;

                 (viii) authorize the making of unbudgeted capital expenditures in amounts not exceeding the dollar limitations as set by the Managers;

                 (ix)     authorize the obtaining of insurance by the Company;

                 (x) authorize the employment and dismissal from employment of any and all Company agents, independent contractors, consultants, attorneys and accountants for amounts not in excess of the dollar limitations as set by the Managers;

                 (xi) authorize the initiation in the name or on the account of the Company of any lawsuit or other judicial proceeding involving the collection of an account receivable, or otherwise in the ordinary course of the Company's business and not exceeding the dollar limitations as set by the Managers in claimed damages; provided, however, that the Executive Manager shall notify the Members prior to instituting suit against a customer;

                 (xii) authorize the opening of bank accounts and the establishment of other depository relationships on behalf of the Company with such signatories and on such terms as the Executive Manager shall deem appropriate; and

                 (xiii) authorize the drawing down of advances under revolving credit and other credit and loan arrangements of the Company.

         (c)     Limitations.     Notwithstanding the provisions of Section
5.3(b), the Executive Manager shall not cause the Company to take any of the following actions without the Consent of those Managers designated by Members holding a majority of the Percentage Interests (or, in the case of clause (i), without the Consent of Members holding a majority of the Percentage Interests excluding those of the interested Member):

                 (i) authorize any contract or agreement between the Company and any Member; other than those processing contracts with Members (excluding the Executive Manager) arising in the ordinary course of business and not requiring expansion of the Company's existing equipment or facilities, which may be authorized by the Executive Manager;

                 (ii) approve any tax elections to be made by the Company, except as provided in Section 8.4;

                      (iii) approve any distributions to the Members, except as provided in Sections 4.3 and 4.4; or

                      (iv) take advantage on behalf of the Company of any federal or state bankruptcy or insolvency law or similar law for the relief of debtors.

         5.4 MANAGEMENT PERSONNEL. The Executive Manager shall have the authority to employ and dismiss from employment of any and all Company management personnel, subject to the power of the Managers to reject individual candidates for such positions for legitimate business reasons. Company management personnel shall serve at the pleasure of the Executive Manager and may be removed at any time by the Executive Manager. Subject at all times to the authority and oversight of the Executive Manager, such management personnel shall provide general management and supervision for the Company and have such power and duties as the Executive Manager may assign. Initially, the Company's General Manager shall have the powers and duties set forth in Section 5.5 and those described as follows:

                 (a) execute and implement the plans and policies of the Managers and the Executive Manager;

                 (b) authorize the execution, delivery and performance of any contract or agreement to be entered into by the Company in the ordinary course of business, involving an aggregate amount of not more than the dollar limitations set by the Managers, or consistent with approved budgets;

                 (c) execute and deliver on behalf of the Company any and all contracts and agreements as shall have been approved by the Managers, if required under this Agreement, or by the Executive Manager;

                 (d) approve all expenditures and the payment of all obligations of the Company, consistent with approved budgets and the plans and policies of the Managers and the Executive Manager;

                 (e) employ and dismiss from employment any and all Company personnel, other than management personnel designated from time to time by the Executive Manager;

                 (f) propose and prepare annual budgets, business objectives and policies, personnel policies and manufacturing, marketing and operational plans of the Company; and

                 (g)      prepare financial statements concerning the Company;

                 (h) make recommendations to the Executive Manager concerning appropriate policies, procedures, facilities and equipment.

         5.5 BUDGETS. The Managers shall consider and approve from time to time budgets for the Company, acting by Consent of those Managers designated by Members holding a majority of the Percentage Interests. Upon approval of a budget by the Managers, the management personnel of the Company, under the supervision of the Executive Manager, shall have the right, without further consent or approval by the Managers, to incur and pay on behalf of the Company the expenses set forth in such approved budget.

         5.6 ADMINISTRATIVE SERVICES AGREEMENT. The Company and WSMI shall enter into an Administrative Services Agreement in the form of Schedule B attached hereto and made a part hereof, whereby WSMI may administer for the Company items such as retirement plans, insurance, and other items, and perform such other services as the Company and WSMI may from time to time determine. WSMI will be paid a reasonable fee for such services as approved by the Company and agreed to by WSMI. This fee shall include the monthly fee referred to in
Section 5.9 hereof. In addition, WSMI shall be reimbursed for expenses and for the time of its employees who may perform services for the Company in accordance with the Administrative Services Agreement. Modification or amendments of such Administrative Service Agreement, and the approval of such services, shall require the Consent of Managers representing a majority of the Percentage Interests other than those of WSMI, and the approval of WSMI. The Company shall, if requested by any Manager, provide to all Members a quarterly recap of payments made to WSMI.

         5.7 MEETINGS OF MANAGERS. Any Manager or Managers designated by Members holding at least 10% in the aggregate of the Percentage Interests may by written notice to each other Manager call a meeting of all the Managers. Upon receipt of a written request for such a meeting, the Managers shall promptly, and in any event not later than ten (10) days after receipt of such request, fix a place and time for such meeting. To the extent possible, such meeting shall be held at a place convenient to all the Managers. Such meeting shall be held not less than fifteen (15) nor more than sixty (60) business days after receipt of a request for a meeting. In the absence of agreement by the Managers designated by Members holding a majority of the Percentage Interests, such meeting shall be held at 10:00 a.m. local time on the fifteenth (15th) business day after receipt of a request for a meeting at the principal place of business of the Company. Meetings of the Managers may be held through any communications equipment if all those participating can hear each other and participation in any such meeting shall constitute presence thereat.

         5.8 LIABILITY. When acting with respect to the Company, the Managers and the Executive Manager shall not be liable to the Company or to any Member for any mistake or error in judgment or for any act or omission believed in good faith to be within the scope of the authority conferred by this Agreement. When acting with respect to the Company, the Managers and the Executive Manager shall be liable only for willful misconduct or failure to act in good faith.

         5.9 REIMBURSEMENTS AND EXECUTIVE MANAGER FEE. The Members hereby acknowledge that WSMI and/or its affiliates have incurred, and may in the future incur, in their separate capacities and/or in WSMI's capacities as Executive Manager, out of pocket expenses, costs, fees and other obligations in connection with (a) the organization and/or formation of the Company, (b) the ownership, operation, maintenance and/or repair of the Company's property and/or (c) the conduct of the Company's business and/or affairs. The Company shall (prior to any distributions to the Members) reimburse WSMI and its affiliates for all such amounts, "provided that such amounts are not incured in contravention of WSMI's authority hereunder in which case such amounts are payable only upon approval of the expenditure or the reimbursement by the Managers. In addition, the Company shall pay WSMI, so long as WSMI is the Executive Manager, an amount per month to be agreed upon by WSMI and the Managers, which is designed to cover the time of the employees of the Executive Manager not charged on an hourly basis and expenses not directly reimbursed.

         5.10 INDEMNIFICATION. The Company shall, to the fullest extent permitted under the Act and other applicable law, indemnify any Person who is a party, or is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding because such Person is or was a Member, Manager, Executive Manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, trustee, partner, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against costs, claims, damages, losses, judgments, fines and expenses (including without limitation, reasonable attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person's act or omission giving rise to any claim for indemnification under this Section 5.10 was not occasioned by such Person's fraud, willful misconduct, gross negligence or intent to cause injury to the Company or by such Person's reckless disregard for the best interests of the Company, and in respect of any criminal action or proceeding, such Person had no reasonable basis to believe such Person's conduct was unlawful.

         5.11 TAX MATTERS MEMBER. The Tax Matters Member (referred to as the "tax matters partner" in Section 6231(a)(7) of the Code) initially shall be WSMI. The Tax Matters Member may at any time resign as the Tax Matters Member, and the Tax Matters Member may be removed as the Tax Matters Member with the Consent of Members holding sixty percent (60%) of the Percentage Interests. In the event that the Tax Matters Member resigns or is removed, a new Tax Matters Member shall be appointed with the Consent of Members holding a majority of the Percentage Interests. The Tax Matters Member shall represent the Company and the Members, at Company expense, in any administrative or judicial proceeding with the Internal Revenue Service. Any other Member may, at such Member's own expense, participate in such proceeding to the extent permitted by the Code.
If an administrative proceeding results in the issuance of a "final partnership administrative adjustment" ("FPAA"), as that term is used in Sections 6223 et seq. of the Code, the Tax Matters Member shall determine whether the Company shall seek judicial review of such FPAA. If the Tax Matters Member determines that the Company shall not seek judicial review, such Member shall promptly notify all the other Members of this determination and each Member shall be entitled, at such Member's own expense, to pursue whatever rights such Member may have under the Code. Any amounts paid by the Tax Matters Member on behalf of the Company in connection with any administrative or judicial proceeding shall be considered a loan to the Company, and not a contribution to capital. The Tax Matters Member shall not be liable to the Company or the other Members for any action such Member takes or fails to take in connection with any such judicial or administrative proceeding, including, without limitation, the agreement to or failure to agree to a settlement or the extension of, or failure to extend the relevant statutes of limitations, unless such action or failure constitutes willful misconduct or failure to act in good faith.

         5.12 CERTAIN PROVISIONS OF THE ACT SUPERSEDED. The provisions of this Agreement regarding the management of the Company and the power, authority, rights, duties and obligations of the Members are intended to and shall, to the fullest extent permitted by law, supersede the provisions of the Act regarding the management of a limited liability company and the power, authority, rights, duties and obligations of limited liability company members set forth in the Act.


                                   ARTICLE VI

           TRANSFERS OF INTERESTS BY MEMBERS; SUBSTITUTION OF MEMBERS

         6.1     TRANSFER OF INTERESTS BY MEMBERS

                 (a) General. Except pursuant to a Withdrawal as provided in Section 6.1(b) or of the right to Transfer described in Section 6.1(h), no Member may Transfer its Interest to any Person without the Consent of holders of sixty percent (60%) of the Percentage Interests of the non-transferring Members. Any transfer permitted by this Section 6.1 shall be subject to the further limitations set forth in Section 6.2 and the admission of a Substitute Member shall be subject to Section 6.3.

                 (b)      Withdrawal.

                          (i)     Member Voluntarily Withdrawal.

                                  (A)      A Minority Member may elect to
                 withdraw or retire from the Company at any time after December 31, 1999, by giving a Notice of Withdrawal to the Company and all other Members at least 120 days prior to the effective date of Withdrawal.

                                  (B) A Major Member may at any time after December 31, 1999 provide a Notice of Withdrawal stating its desire to Withdraw from the Company and Transfer its Percentage Interest. Such notice shall be provided to the Company and all other Members.

                 (ii) Deemed Withdrawal. In the event of a Deemed Withdrawal of a Member, the Company shall provide a Notice of Withdrawal to all Members of such event promptly after it becomes aware of the Deemed Withdrawal; provided, however, that the retirement, resignation or other voluntary act of a Major Member shall not be a Deemed Withdrawal.

                 (iii) Forced Withdrawal. If any of the following occur (a "Forced Withdrawal Event"):

                          (A) a Member's Percentage Interest is reduced to 5% or less;

                          (B) a Member becomes a participant in a Competing Facility as permitted under Section 3.11(c)(i) hereof; or

                          (C)     a Member materially defaults in the
                 observance or performance of any material agreement, covenant or condition contained in this Agreement or in any material agreement with or relating to the Company and such default shall continue to exist for a period of thirty (30) days after the Managers give such Member or its Affiliate written notice of such default;

then the Company may force such Member to withdraw from the Company upon the Consent of holders of a majority of the Percentage Interests, excluding the Member in question, which action must be taken within 120 days after the Member provides notice to the Company and all other Members of the Forced Withdrawal Event. The Company shall give a Notice of Withdrawal to all Members promptly after it becomes aware of such Consent.

                 (c) Remaining Members Option to Purchase on Withdrawal. Upon the receipt of a Notice of Withdrawal relating to a Member (the "Withdrawing Member") each other Member shall have the right, but not the obligation, to purchase and to receive an assignment of a Percentage Interest of such Withdrawing Member for a purchase price determined and paid in accordance with Section 6.1(e) and (f). If any of such other Members elect to exercise such purchase right (an "Electing Member"), such Electing Member shall notify each other Member in writing of its decision within forty-five (45) days after it receives the Notice of Withdrawal. If more than one of such other Members elects to exercise their respective purchase rights, each of them shall be entitled to purchase a portion of the Percentage Interest of the Withdrawing Member that bears the same proportion to the Percentage Interest of the Withdrawing Member as the Percentage Interest of the Electing Member bears to the aggregate Percentage Interest of all Electing Members, or such other portion as shall have been agreed upon by the Electing Members, for a purchase price equal to the proportionate amount of the purchase price determined in accordance with Section 6.1(e).

                 (d) Company Purchase on Withdrawal. If no Member elects to purchase the Percentage Interest of a Withdrawing Member pursuant to Section 6.1(c), (i) the Company shall purchase and receive an assignment of the Percentage Interest of the Withdrawing Minority Member, and (ii) the Company may elect to purchase and receive an assignment of the Percentage Interest of a Withdrawing Major Member, in each case for a purchase price determined and paid in accordance with Section 6.1(e) and (f); provided, however, that, except in the event of a Forced Non-Default Withdrawal, the Company shall have no obligation to purchase the Percentage Interest of a Minority Member at any time during the existence of an Applicable Restriction or a Determination of Adverse Consequences.

                 An "Applicable Restriction" shall mean any covenant or restriction contained in a credit agreement of the Company or any provisions of the Act which would restrict redemptions or distributions by the Company to or for the benefit of a Member. A "Determination of Adverse Consequences" shall mean a reasonable determination by the Board of Managers, made in good faith, that proceeding with the purchase could result in the Company being either unable to borrow necessary funds on reasonable terms to meet its expected cash needs based on its business obligations or commitments, or unable to fund its obligations on an ongoing basis.

                 (e)      Calculation of Purchase Price.

                          (i) The Purchase Price shall be: (A) in the case of a Voluntary Withdrawal or a Deemed Withdrawal of a Minority Member, the lesser of (1) the Agreed Value or (2) the Formula Price; (ii) in the case of a Forced Non-Default Withdrawal of a Minority Member, the greater of (1) the Agreed Value or (2) the Formula Price; (iii) in the case of a Forced Default Withdrawal, 85% of the lesser of (1)the Agreed Value or (2) the Formula Price and (iv) in the case of a Voluntary or Forced Non-Default Withdrawal of a Majority Member, the Agreed Value.

                          (ii) "Formula Price", with respect to the Total Percentage Interest owned by a Member, shall equal (i) the total Capital Contributions made by the Member with respect to its then Percentage Interest minus (ii) all cash or in kind distributions received by the Member, both adjusted upward to reflect the Annual Return Rate (i.e. the rate of return on its Capital Contributions minus cash or in kind distributions) set forth below. In the case of a Voluntary Withdrawal, a Deemed Withdrawal or a Forced Default Withdrawal, the Annual Return Rate shall equal 10%, and in the case of a Forced Non-Default Withdrawal, the Annual Return Rate shall equal 15%, in both cases compounded annually.

                          (iii)   The "Agreed Value" of the Percentage
         Interests of a Selling Member described in this Section 6.1(b) shall be the fair market value which the Selling Member and the purchaser or purchasers shall assign to the Percentage Interests of the Selling Member, by using their commercially reasonable best efforts and by negotiating in good faith. If the Selling Member and the purchaser or purchasers do not agree on such a value within seventy-five (75) days after Notice of Withdrawal, the Agreed Value shall be the fair market value which an appraiser mutually chosen by the Selling Member and the purchaser or purchasers shall assign to the Percentage interests of the Selling Member. If the Selling Member and the purchaser or purchasers do not mutually agree on an appraiser within ninety (90) days the Notice of Withdrawal, the Selling Member shall appoint a reputable independent appraiser and the purchaser or purchasers, collectively, shall appoint a reputable independent appraiser, and the two appraisers so appointed shall appoint a third appraiser. The three appraisers then shall determine and assign the Percentage Interests of the Selling Member in good faith a fair market value, with such determination to be due within one hundred twenty (120) days after Notice of Withdrawal. In the event the appraisers are unable to agree upon a fair market value, each of the three appraisers shall set forth, in good faith, their own valuation, and the highest and lowest valuations shall be discarded and the middle of the three valuations shall be the Agreed Value.

                          If it is clear that the Agreed Value (i) is less than the Formula Price in the case of a Forced Non-Default Withdrawal or
         (ii) is greater than the Formula Price in the case of a Voluntary Withdrawal, a Forced Deemed Withdrawal or a Default Withdrawal, then the Agreed Value need not be determined since the Formula Price will be applicable.

                          (f) Payment of the Purchase Price. In the event of a purchase upon a Voluntary or Deemed Withdrawal, the Purchase Price shall be payable as agreed by the parties, or if no agreement is reached, in substantially equal quarterly installments of principal over a period of up to five (5) years, as determined by the purchaser or purchasers, the unpaid principal amount thereof bearing interest at a variable rate per annum, compounded and payable quarterly, equal to the publicly announced prime rate of First Chicago NBD (or its successor). In the event that a Selling Member's Percentage Interests are to be purchased for any other reason pursuant to Section 6.1(b), then the Purchase Price therefor shall be payable in immediately available funds upon the consummation of the purchase.

                          (g) Closing of Purchase. The closing of a purchase and sale of the Percentage Interests of the Selling Member pursuant to Section 6.1(b) shall be consummated at the business office of the Company at 10:00 a.m., local time on the date agreed upon by the Selling Member and the purchaser or purchasers (or, in the absence of such agreement, the first business day which is at least seven (7) days after the date the Purchase Price is determined). At the closing, each purchaser shall pay to the Selling Member its share of the (or, if applicable, the entire) purchase price determined under
         Section 6.1 or if applicable, deliver to the Selling Member a promissory note in form reasonably satisfactory to the Selling Member in respect of any installment payments, and the Selling Member shall effectively transfer to the order of such electing purchaser or purchaser its Percentage Interests, free and clear of all liens or encumbrances of any kind. At and subsequent to, closing, each Member and the Company shall execute, deliver and acknowledge any and all documents, agreements, and statements and certificates, and shall take or refrain from taking actions, as shall be commercially reasonable, necessary or appropriate in connection with the consummation of the transfer(s) contemplated by this Section 6.1.

                          (h) Right to Transfer. In the event that, due to agreement of the parties or otherwise, neither the Company nor the other Members will purchase the Withdrawing Member's Percentage Interest pursuant to this Section 6.1, then such Member shall thereupon be free to sell and assign its Percentage Interests to any Person for a period of one hundred eighty (180) days following the date it is determined that no purchase will be made, provided that (A) the provisions of Section 6.2 are complied with in respect of such assignment and (B) the admission of a Substitute Member remains subject to the provisions of Section 6.3.

                          (i) Exercise of Purchase Rights by Company. During any period in which the Company may be entitled to purchase the Percentage Interests of a Member pursuant to Section 6.1, the Managers designated by the other Members shall be entitled to exercise the exclusive right, power and authority, to the exclusion of any other person, with respect to the Company in connection with the purchase of such Percentage Interests. Any determination by the Company in connection with a purchase described in Section 6.1 shall be deemed made by the Company upon the Consent of Managers designated by holders of a majority of the Percentage Interests held by Members other than the affected Member.

         6.2 ADDITIONAL RESTRICTIONS ON TRANSFERS. Notwithstanding anything in this Article VI to the contrary, the following additional restrictions apply to the Interests:

                 (a) No Member shall make any assignment or transfer of any Interest if the transfer would, when considered with all other assignments and transfers during the same applicable twelve-month period, cause a termination of the Company for federal income tax purposes.

                 (b) No Member shall make any assignment or transfer of any Interest to a minor or to an incompetent; except that an assignment or transfer may be made to a trustee, custodian or guardian for the benefit of a minor or an incompetent, if such assignment or transfer is effected in accordance with applicable law. No Member shall make an assignment or transfer to a tax-exempt Entity under Section 168(h) of the Code.

                 (c) No Member shall make any assignment or transfer of any Interest unless such Member gives a copy of this Agreement to the assignee or transferee before such assignment or transfer is effected.

                 (d) The Managers may require, as a condition to the assignment or transfer of any Interest, that the assigning or transferring Member and/or the assignee or transferee (i) assume all costs, including reasonable attorneys' fees and expenses, incurred by the Company in connection therewith (not to exceed an amount equal to two percent (2%) of the aggregate purchase price of the Interest being transferred in the case of a transfer pursuant to a purchase right described in Section 6.1(b); and (ii) furnish reasonable assurances to the Managers, including the provision of any factual information and/or legal opinions satisfactory in all respects to the Managers, that such assignment or transfer complies in all respects with applicable federal and state securities laws.

         6.3 REQUIREMENTS FOR SUBSTITUTION. Notwithstanding anything in this Article VI to the contrary, upon the assignment or transfer of any Interest, no assignee or transferee shall have the right to become a Substitute Member in place of its assignor or transferor unless the conditions of Sections
6.1 and 6.2 have been satisfied and:

                 (a) the assignor or transferor has evidenced in a written instrument of assignment or transfer its intention that the assignee or transferee be admitted as a Substitute Member pursuant to the provisions hereof;

                 (b) Consent shall have been given by Members holding sixty percent (60%) of the Percentage Interests other than the Percentage Interests intended to be assigned or transferred, which consent may be withheld by any Member in its sole and absolute discretion, for any reason or for no reason at all, except as provided in
Section 6.10;

                 (c) the assignee or transferee has adopted and agreed in writing to be bound by all of the provisions hereof, as the same may have been amended; and

                 (d) all documents reasonably required by the Managers to effect the substitution of the assignee or transferee as a Member shall have been executed.

When and if all of the provisions of this Section 6.3 have been complied with, the assignee or transferee shall thereupon become a Member of the Company.

To the extent the Act requires unanimous consent of the Members for the admission of a Substitute Member, all Members agree to consent to such admission if the provisions of this Section 6.3 have been met.

         6.4 OBLIGATIONS AND RIGHTS OF TRANSFEREES. Whether or not a Person who acquires an interest in the Company has accepted in writing the terms and provisions of this Agreement and assumed in writing the obligations hereunder of its predecessor in interest, such Person shall be deemed, by such acquisition of such interest, to have agreed to be subject to and bound by all the obligations of this Agreement with the same effect as any predecessor in interest of such Person. A Person acquiring an interest in the Company shall have only such rights and shall be subject to all the obligations as provided in this Agreement, and, without limiting the foregoing, such Person shall not have the right to have the value of its interest ascertained or receive the value of such interest or, in lieu thereof, profits attributable to any right in the Company, except as set forth in this Agreement.

         6.5 DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF TRANSFERRED INTERESTS. If any Interest is sold, assigned or transferred during any accounting period in compliance with the provisions of this Article VI, Profits, Losses, each item thereof and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Managers. Unless otherwise determined by Managers, all distributions made on or before the date thirty (30) days following the date on which the Company receives written notice of such transfer (accompanied by the transfer documents) shall be made to the transferor, and all distributions made thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Company does not receive a notice stating the date such Interest was transferred and such other information as the Managers may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then, at the Managers' option, all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the transfer occurs, was the owner of the Interest. Neither the Company nor the Managers shall incur any liability for making allocations and distributions in accordance with the provisions of this

Section 6.5, whether or not the Managers or the Company have knowledge of any transfer of ownership of any Interest.

         6.6 CONTINUATION AFTER RETIREMENT OF MEMBER. The Company shall be dissolved upon the Retirement of a Member; provided, however, that the Company and its business shall be continued after such Retirement if, within 90 days or such longer time as permitted by the Act, the written Consent of Members holding Percentage Interests representing a majority of the capital interests and a majority of the profits interests in the Company of the remaining Members has been obtained, which consent may be withheld by any Member, in its sole and absolute discretion, for any reason or for no reason at all. In the event that the Company's business has been validly continued as provided in the preceding sentence, such business shall be continued in the form of a successor limited liability company, which shall be deemed constituted and continued on the terms and conditions set forth in this Agreement, except as may be modified by agreement of the Members as provided in
Article IX hereof; and the assets of the Company shall not be liquidated. Each Member hereby agrees to execute and deliver all documents necessary to effectuate the purposes of this Section.

         6.7 RESTRICTIONS REASONABLE. Each Member acknowledges and agrees that the restrictions or the transfer of Interests imposed by this Agreement are imposed to accomplish legitimate purposes of the Company, and that such restrictions are not more restrictive than necessary to accomplish those purposes.

         6.8 CERTAIN PROVISIONS OF THE ACT SUPERSEDED. The provisions of this Agreement regarding the Transfer of a Member's Interest or the Retirement of a Member are intended to and shall, to the fullest extent permitted by law, supersede the provisions of the Act regarding the withdrawal of a member set forth in the Act.

         6.9 SPECIAL WITHDRAWAL RIGHTS OF MINORITY MEMBERS. In the event WSMI is unable to transfer the land in Monroe, Michigan on which the TWB plant currently sits to TWB on or before December 31, 1997 and a satisfactory lease or other arrangement is not reached within 60 days between TWB and WSMI, then a Minority Member may elect to withdraw from the Company by giving a Notice of Withdrawal to the Company and all other Members no later than June 30, 1998. Upon such a withdrawal, the option to purchase and the mandatory purchase provisions of Section 6.1(c) and 6.1(d) shall be applicable but Section 6.1(e) and (f) shall not apply. Instead, the Purchase Price shall equal the Formula Price as defined in Section 6.1(e)(ii) but with an Annual Rate of Return of 6.25%. The Closing of the purchase and the payment of the Purchase Price shall occur at a time agreed upon by the parties to the purchase and sale, but in any event within 30 days after the purchaser is identified pursuant to Section 6.1(c) and (d).

         6.10 TRANSFERS TO AFFILIATES. Each Member agrees not to unreasonably withhold its consent (i) to an assignment or transfer of a Member's Interest to an Affiliate of the transferring Member, and (ii) to such Affiliate becoming a Substitute Member; provided that the provisions of Section
6.2 and 6.3 of this Article VI (other than Section 6.3(b)) are complied with. Any transfer to an Affiliate of the transferring Member which receives the necessary Consent of the other Members shall not be subject to the provisions of Section 6.1.

                                  ARTICLE VII

                            PROCEDURE ON DISSOLUTION

         7.1 LIQUIDATION. Upon the dissolution of the Company, unless the Company is continued or reformed as provided in this Agreement, the Members shall proceed to liquidate the Company and to apply and distribute the proceeds of liquidation as set forth in Sections 4.4 and 4.5 and as is consistent with the Act.

         7.2 OPERATIONS DURING LIQUIDATION. Upon the determination that the Company is to be dissolved and liquidated, the business of the Company during the period of liquidation shall be carried on by the Managers, or by a designee of the Managers, who shall possess all the powers of the Managers to the extent necessary to wind up the business and affairs of the Company.

         7.3 TIME FOR LIQUIDATION. In the event the Company is "liquidated" within the meaning of the Allocation Regulations, distributions shall be made pursuant to Section 4.4 in compliance with the timing requirements of the Allocation Regulations; provided, however, that if, in the opinion of counsel satisfactory to the Managers, failure to comply with the Allocation Regulations would not cause the allocations of Profits and Losses (or any item thereof) to the respective Members to lack substantial economic effect within the meaning of Section 704(b) of the Code, then distributions need not be made in compliance with the timing requirements of the Allocation Regulations.

         7.4 TERMINATION. Upon compliance with the foregoing distribution plan (including payment over to an escrow agent or trustee, if deemed appropriate by the Managers and if there be sufficient funds therefor), the Company shall cease to be such.

         7.5 CERTIFICATE OF DISSOLUTION. Upon dissolution of the Company, the Managers and/or the Members shall execute, acknowledge and cause to be filed a certificate of dissolution of the Company with the Department of Commerce, including the name of the Company and the effective date of its dissolution subject to and in accordance with applicable law.

                                  ARTICLE VIII

                        BOOKS AND RECORDS, BANK ACCOUNTS

         8.1 MAINTENANCE OF BOOKS AND ACCOUNTING METHOD. The Managers shall keep or cause to be kept the following: (i) a current list of the full names, in alphabetical order, and last known business or residence addresses of all Members and Managers; (ii) a copy of the Articles of Organization, including any amendments thereof and any written powers of attorney relating to the execution thereof; (iii) a copy of this Agreement, including any amendments thereof and any written powers of attorney relating to the execution thereof;
(iv) copies of federal, state and local income tax returns and reports of the Company for the three (3) most recent years; (v) copies of any financial statements of the Company for the three (3) most recent years; (vi) copies of any records that would enable a Member to determine the Member's relative share of the Company's distributions and the Member's relative voting rights; and
(vii) such other books and records as may be required by law or as are otherwise deemed appropriate. Such books and records shall be maintained at the Registered Office of the Company and be available upon reasonable notice, at reasonable times, for inspection and examination by the Members or their duly authorized agents or representatives. The books and records of the Company shall be kept in accordance with accounting methods selected by the Managers.

         8.2 FISCAL YEAR. The fiscal year of the Company shall end on May 31.

         8.3     REPORTS TO THE MEMBERS, AUDIT.

                 (a) On a quarterly basis (or on a monthly basis if the Managers so determine), the Managers shall cause to be prepared and shall send to each Member: (i)(A) a statement of operations of the Company and (B) a statement of cash flows of the Company for the preceding period (and year-to-date through and including such period); and (ii) a balance sheet of the Company as of the close of such period. The annual financial statements of the Company will be audited by an independent accounting firm as may be selected by the Managers, unless there is a unanimous consent of all Members owning ten percent (10%) or more of the Percentage Interests that an audit is not necessary. Any Member shall have the right of access to and review of the work papers of such independent auditor. If any Member disagrees with a significant accounting position taken by the Company and if such position is reflected in such audited statement, such Member shall have the right to have such accounting issue submitted for review and assessment to another big six accounting firm not performing substantial services to such disagreeing partner. Such review request by a disagreeing Member shall set forth all relevant details and justification for such review request. The Members will use their best efforts to see that the annual financial statements are completed and distributed to all Members within 90 days after the Company's fiscal year end.

                 (b) The Managers shall cause to be prepared and timely distributed to each Member, the Member's Schedule K-1 (Form 1065) and all other information reasonably necessary for the preparation of such Member's federal, state and local tax returns.

                 (c) No cause of action shall accrue to any Member under this Section 8.3 if the Managers shall have acted in good faith in attempting to meet its obligations under this Section yet failed to deliver any required statements, reports, returns or information within the specified time period.

                 (d) In the event of any dispute among the Members relating to the financial statements or accounting for the Company, the dispute shall be submitted, at the request of any Member involved, to the public accounting firm which has been engaged to audit the books of the Company, or if no accounting firm has been so engaged, then to a public accounting firm to be selected as provided in Section 8.3(a). In the case of any such disputes, the determination of the accounting firm shall be final and binding on the Members.

         8.4 TAX ELECTIONS; SPECIAL BASIS ADJUSTMENTS. The Tax Matters Member shall make all tax elections on behalf of the Company. In the event of a transfer of all or any part of the Interest of any Member for an amount in excess of the adjusted basis for such interest for federal income tax purposes, the Managers may elect, pursuant to Section 754 of the Code (or corresponding provisions of succeeding law), to enable an adjustment to be made to the basis of the Company's property. Any costs incurred by the Company in connection with such Section 754 election shall be borne by the Member seeking a transfer of its Interest. Any adjustments made pursuant to an election under Section 754 shall affect only the successor in Interest to the transferring Member. Each Member will furnish the Company with all information necessary to give effect to such election.

                                   ARTICLE IX

                                   AMENDMENTS

         9.1 AMENDMENTS WHICH MAY BE MADE WITH THE CONSENT OF MEMBERS HOLDING A MAJORITY OF THE PERCENTAGE INTERESTS. Subject to Section 9.3, the Members, by Consent of Members holding a majority of the Percentage Interests, shall have the power and authority to amend this Agreement or the Articles of Organization from time to time for any of the following reasons:

                 (a) to reflect the admission, substitution, removal or withdrawal of a Member in accordance with the terms of this Agreement (including, without limitation, an amendment to effect the admission of additional Members pursuant to this Agreement), or a change in the name of the Company;

                 (b) to reflect the occurrence of a return of all or part of any Member's paid-in Capital Contribution or to reflect additional contributions to the Company;

                 (c) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to clarify this Agreement, provided such amendment does not change the substance of this Agreement;

                 (d) an amendment which is, in the opinion either of counsel to the Company or of the Company's then-serving accountants, necessary or appropriate to satisfy requirements of the Code or of any other federal or any state tax laws or regulations with respect to partnerships and does not increase or extend any financial obligation or liability of the Members, or reduce the obligations of the Managers hereunder;

                 (e) subject to section 9.2(c), to add or delete any provision which the Managers determine to be necessary to comply with the requirements of the Code or Income Tax Regulations or in order for the allocations of Profits and Losses made in this Agreement to be held valid, provided that an amendment for such purposes is accompanied by an opinion of counsel or the Company's then-serving accountants to the effect that such amendment is necessary or appropriate in order that, or would improve the likelihood that, the allocations of Profits and Losses made in this Agreement, or allocations as close thereto as possible, will be held valid; and

                 (f) to delete or add any provision required to be so deleted or added by any federal agency or by a state "blue sky" administrator or similar such official, which deletion or addition is deemed by such official or administrator to be for the benefit or protection of the Members.

         9.2 AMENDMENTS REQUIRING CONSENT OF MEMBERS HOLDING EIGHTY-FIVE PERCENT OF THE PERCENTAGE INTERESTS. Except as otherwise provided in Sections
9.1 and 9.3, the Members shall amend this Agreement or the Articles of Organization only with the Consent of Members holding eighty-five percent (85%) of the Percentage Interests.

         9.3 AMENDMENTS REQUIRING APPROVAL OF AFFECTED MEMBER. The Members shall not amend this Agreement or the Articles of Organization without the approval of each of the Members materially adversely affected thereby if any such amendment would:

                 (a) materially expand the purposes of the Company, or the character of its business;

                 (b) impose any new or additional liability on any existing Member or enlarge the obligation of any existing Member to make contributions to the capital of the Company, other than as provided in this Agreement;

                 (c) alter the order of distribution and the allocation of Profits and Losses set forth in this Agreement, unless such alteration is made in connection with the admission of one or more substitute Members in accordance with this Agreement; or

                 (d)      modify or amend this Article IX.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 NON-WAIVER. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given by the party granting such waiver to the party claiming such waiver and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given or a waiver by any party not executing such waiver of any of its rights.

         10.2 ADDITIONAL DOCUMENTS AND INSTRUMENTS. The Members shall execute and deliver to each other such other and further documents and instruments as may be necessary to carry out the purposes of this Agreement and which are required by the Manager, or any federal, state or local governmental agency having jurisdiction over the Company.

         10.3 SEVERABILITY. If any provision or provisions of this Agreement (or any part thereof) or the application thereof to any particular facts or circumstances shall be illegal and unenforceable by reason of any statute or rule of law, or shall be deemed null and void pursuant to Section
2.5 of this Agreement, the remaining provisions (or parts thereof) of this Agreement or the application of the particular provision or provisions (or parts thereof) to other facts or circumstances shall not be affected thereby and shall remain in full force and effect. It is the intention of the provisions of this Section to make clear that the agreement of the parties to this Agreement is that this Agreement shall be enforced insofar as it may be enforced consistent with applicable statutes and rules of law.

         10.4 ENTIRE AGREEMENT. This Agreement and any schedules annexed hereto, each of which is made a part hereof by this reference, constitute the entire operating agreement of the Company within the meaning of the Act and contain the entire understanding and agreement between the parties upon the subject matter of this Agreement and may only be amended or changed in a writing executed by Members holding the requisite Percentage Interests as specified in Article IX. Any prior understandings and agreements between the parties are merged herein, except only as herein otherwise expressly stated.

         10.5 PROVISIONS BINDING. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns and any additional or Substitute Members (except as may otherwise be specifically provided herein).

         10.6 CAPTIONS. The table of contents and captions set forth herein are for convenience and reference only and are not intended to modify, limit, describe or affect in any way the contents, scope or intent of this Agreement.

         10.7 COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one and the same agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart or that any such counterpart does not have attached copies of all signature pages attached hereto that constitute part of this Agreement.

         10.8 WORD MEANINGS. The words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

         10.9 APPLICABLE LAW. This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Michigan.

         10.10   DISPUTE RESOLUTION.

                 (a) Initial Procedure. Any claim, dispute, difference or controversy arising out of or relative to this Agreement or the operation of the Company which cannot be settled by mutual understanding between the parties involved, will first be submitted to the managers or to the Managers representing each of the parties involved in such dispute, who will meet and attempt to resolve such dispute.

                 (b) CEO Dispute Resolution. Should said claim, dispute, difference or controversy not be resolved as above provided within sixty (60) days after submission to the named persons, then at the written request of the Company or any Member involved, the said claim, dispute, difference or controversy shall be submitted to the CEO's of each Member, or of the Members involved in the dispute, who will meet and attempt to resolve the dispute.

                 (c) Binding Arbitration. Should said claim, dispute, difference or controversy not be resolved by the CEO's as above provided within sixty (60) days after submission to the CEO's then at the written request of the Company or any Member involved, the said claim, dispute, difference or controversy shall be submitted to binding arbitration in accordance with the procedure set forth in Schedule C.

         IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement of TWB Company, L.L.C.


THYSSEN, INC., a Delaware corporation     WORTHINGTON STEEL OF
                                          MICHIGAN, INC., a Michigan corporation



By:  /s/ Walter J. Oehler                 By:  /s/ John P. McConnell
    -----------------------------------       --------------------------------

Printed Name: Walter J. Oehler            Printed Name:  John P. McConnell
             --------------------------                 ----------------------
Title:  Executive Vice President          Title:  Chairman
       --------------------------------          -----------------------------